NEWS RELEASE

JULY 17, 2003

FOR IMMEDIATE RELEASE

CONTACT:  ANDY L. NEMETH

                            PATRICK INDUSTRIES, INC.

                  REPORTS SECOND QUARTER AND SIX-MONTHS RESULTS

                  Elkhart, Indiana - - - - - David D. Lung, President and Chief Executive Officer, today announced that net sales for the 2003 second quarter were $70,950,000, or 14% less than the $82,567,000 reported for the same period in 2002. Year to date sales were $138,235,000, or 12% less than the 2002 year to date sales of $157,810,000. The Company reported net income of $25,000 for the 2003 second quarter, or $.01 per share, compared to income of $636,000, or $.14 per share, in the second quarter of 2002. For the six months ended June 30, 2003, the Company had a net loss of $875,000, or $.19 per share, compared to net income in 2002 of $906,000, or $.20 per share. The Manufactured Housing Industry, which represents approximately 40% of the Company's 2003 sales, continued to show negative results as shipments through May were approximately 27% less than the previous year. The Recreational Vehicle Industry, which represents approximately 32% of the Company's 2003 sales, finished the month of May, 2003 at shipment levels approximately 2% ahead of the levels attained in 2002. The Company continued to show increased sales to its Industrial and Other customer market, which represents approximately 28% of the 2003 sales.

                  Mr. Lung said "the significant decline in shipment levels in the Manufactured Housing Industry over the past four years have resulted in extremely competitive market conditions. While our margins are down from the 2002 figures, we have seen margin improvement from where we were at in the first quarter. We are continuing to focus on strategic growth opportunities both at the sales and profitability levels as well as core business strategic planning, diversification efforts, new product introductions, and keeping our costs aligned with revenues. Our balance sheet remains very strong and we feel that the Company is well positioned to take advantage of any upturn in the market as well as capitalize on our strategic planning activities."

                  Patrick Industries is a major component products manufacturer and supplier of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, Architectural, and Automotive markets and operates coast to coast in 13 states.

                                      # # #

                                                        PATRICK INDUSTRIES, INC.
                                                     UNAUDITED FINANCIAL HIGHLIGHTS

     INCOME STATEMENT
     ----------------
                                              THREE MONTHS ENDED              SIX MONTHS ENDED
                                                   JUNE 30                          JUNE 30
                                           2003            2002            2003             2002
                                           ----            ----            ----             ----

Net sales                             $  70,950,000   $  82,567,000   $ 138,235,000    $ 157,810,000
Cost of goods sold                       62,388,000      71,712,000     122,602,000      137,219,000
Warehouse and delivery expenses           3,196,000       3,634,000       6,390,000        7,059,000
Selling, general, and
  administrative expenses                 5,134,000       5,612,000      10,305,000       11,242,000
Restructuring charges                         - - -         269,000           - - -          269,000
Interest expense, net                       190,000         280,000         384,000          511,000
                                      -------------   -------------    -------------   -------------
  Income (loss) before income taxes          42,000       1,060,000      (1,446,000)       1,510,000
Income taxes (credit)                        17,000         424,000        (571,000)         604,000
                                      -------------   -------------    -------------   -------------

    NET INCOME (LOSS)                 $      25,000   $     636,000   $    (875,000)   $     906,000
                                      =============   =============    =============   =============

EARNINGS (LOSS) PER COMMON SHARE      $         .01   $         .14   $        (.19)  $         .20
                                      =============   =============    =============   =============

Weighted average shares outstanding       4,590,327       4,544,015       4,587,311        4,536,932




     BALANCE SHEET
     -------------
                                                             JUNE 30
                                                     2003           2002
                                                     ----           ----

CURRENT ASSETS
  Cash and temporary investments                 $  4,658,000   $  5,295,000
  Trade receivables, net                           19,176,000     22,775,000
  Inventories                                      30,390,000     31,601,000
  Income taxes receivable                             285,000         10,000
  Prepaid expenses                                    763,000        419,000
  Deferred tax assets                               1,981,000      2,170,000
                                                 ------------   ------------
    Total current assets                           57,253,000     62,270,000
                                                 ------------   ------------

PROPERTY AND EQUIPMENT, NET                        31,014,000     34,300,000
                                                 ------------   ------------

DEFERRED ASSETS                                         - - -        312,000
                                                 ------------   ------------

INTANGIBLE AND OTHER ASSETS                         2,675,000      3,129,000
                                                 ------------   ------------


    TOTAL ASSETS                                 $ 90,942,000   $100,011,000
                                                 ============   ============


CURRENT LIABILITIES
  Current maturities of long-term debt           $  3,671,000   $  3,671,000
  Accounts payable and accrued liabilities         15,223,000     17,977,000
  Income taxes payable                                  - - -        641,000
                                                 ------------   ------------
    Total current liabilities                      18,894,000     22,289,000
                                                 ------------   ------------

LONG-TERM DEBT, LESS CURRENT MATURITIES            11,443,000     15,114,000
                                                 ------------   ------------

DEFERRED LIABILITIES                                2,305,000      2,331,000
                                                 ------------   ------------

SHAREHOLDERS' EQUITY                               58,300,000     60,277,000
                                                 ------------   ------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 90,942,000   $100,011,000
                                                 ============   ============